Exhibit 3.3

ARTICLES OF INCORPORATION

OF

AIR-RELIEF, INC.

KNOW ALL MEN BY THESE PRESENTS:

That, I the undersigned, have associated and do hereby associate, for the purpose of forming a corporation under the laws of the State of Kentucky.

ARTICLE I

The corporation hereby proposed to be organized shall be named and known as AIR-RELIEF, INC., by which name it may contract and be contracted with, sue and be sued, adopt a corporate seal, and do all things necessary to the conduct of its business in the furtherance of its expressed purpose.

ARTICLE II

The principal office of the company shall be located at Route #6, Box 10, Murray, Kentucky, which shall be its registered office and the name and address of its resident agent and authorized agent upon whom process can be served is Delbert E. Fleming, Route #6, Box 10, Murray, Kentucky 42071.

ARTICLE III

The purpose and powers of the company are, to the extent of applicable laws as follows: To install, maintain, service, sell, and instruct others in the aforesaid, industrial equipment and to experience all the rights and privileges of ownership to the same extent that a natural person might or want to: to acquire by purchase or otherwise and to own, hold, buy, sell, convey, lease, mortgage or encumber real estate or other property and to perform all things needful for the carrying out of the aforesaid services to industrial equipment.

ARTICLE IV

The total authorized capital stock of this corporation shall be one thousand (1,000) shares without any nominal or par value, which shares may be issued from time to time for such consideration as may be fixed by the Board of Directors of this corporation.

ARTICLE V

The name, place of residence and number of shares of stock subscribers by each of the aforesaid incorporation stockholders are as follows:

NAME	ADDRESS	SHARES
Delbert E. Fleming	Route #6, Box 10 Murray, Kentucky 42071	100
Paul H. Hayes	P. O. Box 61 Sedalia, Kentucky 42079	100

ARTICLE VI

This corporation shall commence business as soon as practical after a certificate of incorporation is issued by the secretary of State of the Commonwealth of Kentucky.

ARTICLE VII

The duration of the corporation shall be perpetual following the issuance of a certificate of incorporation by the Secretary of the Commonwealth of Kentucky, unless its corporate existence shall be terminated earlier in a manner prescribed by law.

ARTICLE VIII

The affairs of this corporation shall be conducted by a Board of Directors consisting of not less than two (2), nor more than five (5) persons, and by such officers as may be elected by the said Board of Directors.

As soon as practicable after these Articles of Incorporation have been fully filed, the stockholders shall hold a meeting at which the number of directors shall be fixed within the limits aforesaid, which shall remain the number of directors unless changed by the stockholders, which they shall have the right to do under the Articles within the limits aforesaid at any special meeting legally called for said purpose.

The Board of Directors shall have the power to make all such by-laws and rules to regulate the business of the company as will not be inconsistent with the provisions of these Articles of Incorporation or the laws of the Commonwealth of Kentucky.

The beginning Board of Directors shall consist of the following persons:
NAME	ADDRESS
Delbert E. Fleming	Route #6, Box 10 Murray, Kentucky 42071
Paul H. Hayes	P. O. Box 61 Sedalia, Kentucky 42079

ARTICLE IX

The corporation will begin business with a minimum of $1,000.00.

ARTICLE X

The private property of the stockholders shall not be subject to the payment of the debts or liabilities of the corporation.

ARTICLE XI

This corporation reserves the right to amend these Articles of Incorporation or to alter, change or repeal any provisions contained therein in the manner now or hereafter prescribed by statute; and all rights conferred upon shareholders herein are granted subject to this reservation.

ARTICLE XII

The names and addresses of each of the incorporators of this corporation is as follows:
NAME	ADDRESS
Delbert E. Fleming	Route #6, Box 10 Murray, Kentucky 42071
Paul H. Hayes	P. O. Box 61 Sedalia, Kentucky 42079

IN WITNESS WHEREOF, we have hereunto subscribed our names this the            31st day of         July      , 1985.

/s/ Paul H. Hayes	/s/ Delbert E. Fleming
Paul H. Hayes	Delbert E. Fleming

STATE OF KENTUCKY

COUNTYOF GRAVES

I, the undersigned, a Notary Public in and for the State and County aforesaid, hereby certify that the foregoing Articles of Incorporation of Air-Relief, Inc. were this day produced to me in said County and signed, acknowledged and delievered by Delbert E. Fleming, party hereto, to be his free act and deed.

Witness my hand this the         31st       day of             July    , 1985.

/s/ Lisa Hunter
Notary Public, KY, State-at-Large

My Commission Expires:

              November 26,1988

THIS INSTRUMENT PREPARED BY:

              /s/ Dennis L. Null

Dennis L. Null

LOOKOFSKY & NULL

P. O. Box 696

Mayfield, Kentucky 42066